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   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 23, 1998
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                           SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [ ]

Filed by a Party other than the Registrant  [X]

Check the appropriate box:
 [ ] Preliminary Proxy Statement
 [ ] Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
 [ ] Definitive Proxy Statement
 [X] Definitive Additional Materials
 [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     AMERICAN BANKERS INSURANCE GROUP, INC.
                           -------------------------
                (Name of Registrant as Specified in Its Charter)

                              CENDANT CORPORATION
                           -------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 [X] No fee required.

 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------

     (4) Proposed maximum aggregate value of transactions:
                                                          ---------------------

     (5) Total fee paid.

------------

 [ ] Fee paid previously with preliminary materials.

 [ ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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


                                                   For Immediate Release
                                                   ---------------------

     CENDANT AND AMERICAN BANKERS REACH AGREEMENT ON $67 PER SHARE
                           MERGER TRANSACTION

Stamford, CT and Miami, FL, March 23, 1998 -- Cendant Corporation (NYSE:CD) and American Bankers Insurance Group, Inc. (NYSE:ABI) today announced they have signed a definitive merger agreement under which Cendant will acquire American Bankers for cash and stock valued at $67 per share, for an aggregate consideration of approximately $3.1 billion.

Walter A. Forbes, Chairman, and Henry R. Silverman, President and Chief Executive Officer of Cendant, stated, "We are pleased to have reached this agreement with American Bankers. We are very enthusiastic about the potential of our combination and look forward to taking advantage of the many opportunities it will create to generate additional value for our shareholders. We are confident that this transaction will provide many creative new outlets for Cendant and American Bankers, will open new horizons for the careers of American Bankers' employees and will be beneficial to the South Florida community.

"We note that AIG, too, has served its shareholders very well and look forward to doing business with AIG in the future."

R. Kirk Landon, Chairman of the Board of American Bankers, said, "The agreement with Cendant provides our shareholders with exceptional value. Our Board has acted throughout this process in the best interest of our shareholders, employees, policyholders and our local communities. We believe everyone is very pleased with the outcome."

Cendant will purchase 23.5 million shares of American Bankers at $67 per share through its pending cash tender offer, to be followed by a merger in which Cendant will deliver Cendant shares with a value of $67 for each remaining share of American Bankers common stock outstanding.

In the merger, each share of $3.125 Series B Convertible Preferred stock of ABI shall be converted into, and become exchangeable for, one share of Series A Preferred stock of Cendant with terms substantially similar to the terms of the ABI Preferred stock and shall be convertible into Cendant's common stock.

Cendant has already received anti-trust clearance to acquire American Bankers. The tender offer is subject to the receipt of tenders representing at least
51 percent of the common shares of American Bankers as well as customary closing conditions, including regulatory approvals. American Bankers will schedule shareholder meetings to vote on the merger with Cendant as soon as practicable. The transaction is expected to be completed in the latter part of the 2nd quarter.

Pursuant to a separate agreement among Cendant, American Bankers and AIG, AIG has recieved a termination fee of $100 million from American Bankers, plus $5 million of merger-related expenses received from Cendant, which will be followed by an additional $5 million at the closing of the transaction.

In addition, all lawsuits among the parties will be dropped, and AIG has agreed not to oppose Cendant's Form A applications in any venue.

American Bankers Insurance Group, Inc. concentrates on marketing affordable, specialty insurance products and services through financial institutions, retailers and other entities offering consumer financing as part of their business. ABI, through its insurance subsidiaries, operates in the United States, Canada, Latin America, the Caribbean and the United Kingdom.

Cendant (NYSE: CD) is the world's premier provider of consumer and business services. With a market capitalization in excess of $30 billion, it ranks among the 100 largest U.S. corporations. Cendant operates in three principal segments: Membership, Travel and Real Estate Services. In Membership Serices, Cendant provides access to travel, shopping, auto, dining, and other services through more than 66.5 million memberships worldwide. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies worldwide, the premier provider of vacation exchange services and the second largest fleet management company. In Real Estate Services. Cendant is the world's premier franchisor of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation. Headquartered in Stamford, CT and Parsippany, NJ, the company has more than 34,000 employees, operates in over 100 countries and makes approximately 100 million customer contacts annually.


Investor Contact:           Media Contact:        or:
Laura P. Hamilton           Elliot Bloom          Jim Fingeroth/Thomas Davies
Senior Vice President       Vice President        Kekst and Company
Corporate Communications    Public Relations      (212) 521-4800
and Investor Relations      (973) 496-8414
(203) 965-5114